Exhibit 10
U.S. $750,000,000

364-DAY TERM LOAN AGREEMENT

Dated as of September 6, 2018

Among

BECTON, DICKINSON AND COMPANY

as Borrower

and

THE LENDERS

party hereto,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Administrative Agent and a Lender

i

ii

SCHEDULES

Schedule I          Commitments Schedule
Schedule II          Subsidiary Indebtedness

EXHIBITS

Exhibit A	Form of Note
Exhibit B	Form of Notice of Borrowing
Exhibit C	Form of Assignment and Assumption
Exhibit D-1	Form of U.S. Tax Compliance Certificate (For Foreign Lenders Not Treated as Partnerships)
Exhibit D-2	Form of U.S. Tax Compliance Certificate (For Foreign Participants Not Treated as Partnerships)
Exhibit D-3	Form of U.S. Tax Compliance Certificate (For Foreign Lenders Treated as Partnerships)
Exhibit D-4	Form of U.S. Tax Compliance Certificate (For Foreign Participants Treated as Partnerships)

iii

364-DAY TERM LOAN AGREEMENT

This 364-Day Term Loan Agreement, dated as of September 6, 2018 (this “Agreement”), is entered into by among BECTON, DICKINSON AND COMPANY, a New Jersey corporation (the “Borrower”), the Lenders (as hereinafter defined) and Wells Fargo Bank, National Association, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders. The parties hereto agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

Section 1.01          Certain Defined Terms.  As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acquired Debt” means Debt of a Subsidiary of the Borrower acquired pursuant to an acquisition not prohibited under this Agreement (or Debt assumed at the time of such acquisition of an asset securing such Debt); provided that such Debt was not incurred in connection with, or in anticipation or contemplation of, such acquisition.

“Additional Amounts” has the meaning specified in Section 2.11(b).

“Administrative Agent” has the meaning specified in the preamble hereof.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 5% or more of the voting capital stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of such voting capital stock, by contract or otherwise.

“Agent Parties” has the meaning specified in Section 8.02(d)(ii).

“Agreement” has the meaning specified in the preamble hereof.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Anti-Money Laundering Laws” means, collectively, the Patriot Act and any other applicable terrorism or money laundering laws, rules, regulations or orders.

 “Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Loan and such Lender’s Eurodollar Lending Office in the case of a Eurodollar Rate Loan.

“Applicable Margin” means (a) for Eurodollar Rate Loans, 0.825% per annum, and (b) for Base Rate Loans, zero.

“Assignment and Assumption” means an Assignment and Assumption entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of Exhibit C hereto or any other form approved by the Administrative Agent.

“Bail-In Action” has the meaning specified in Section 8.16.

“Bail-In Legislation” has the meaning specified in Section 8.16.

“Bard Acquisition” means the acquisition by the Borrower, through Merger Sub, of all of the Equity Interests in C.R. Bard, Inc., a New Jersey corporation (“Target”), pursuant to the Bard Acquisition Agreement.

“Bard Acquisition Agreement” means the Agreement and Plan of Merger, dated as of April 23, 2017, among the Target, the Borrower, and Merger Sub.

“Base Rate” means, for any day, a fluctuating rate per annum in effect from time to time, which rate per annum shall be equal to the highest of (a) the rate of interest publicly announced by Wells Fargo as its prime rate in effect on such day, (b) the sum of (i) ½ of 1.00% per annum and (ii) the Federal Funds Rate in effect on such day and (c) the Eurodollar Rate for an Interest Period of one month plus 1.00%.  The parties hereto acknowledge that the rate announced publicly by Wells Fargo as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“Base Rate Loan” means a Loan which bears interest as provided in Section 2.07(a).

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower” has the meaning specified in the preamble hereof.

“Borrowing” means a group of Loans of the same Type made, continued or converted on the same day and, in the case of a Borrowing of Eurodollar Loans, having the same Interest Period.

“Business Day” means a day of the year on which banks are not required or authorized to close in New York City and, if the applicable Business Day relates to any Eurodollar Rate Loan, on which dealings are carried on in the London interbank market.

“Capital Lease Obligations” means, with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided, however, that any obligations relating to a lease that would have been accounted for by the Borrower or a Subsidiary of the Borrower as an operating lease in accordance with GAAP as of the Closing Date shall be accounted for as an operating lease and not a Capital Lease Obligation for all purposes under this Agreement.

“Change in Control” means any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable, except that for purposes of this paragraph (a), such person or group shall be deemed to have “beneficial ownership” of all shares that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time) is or becomes the “beneficial owner” (as such term is used in Rule 13d-3 promulgated pursuant to the Exchange Act), directly or indirectly, of more than 50% of the aggregate voting power of all Voting Stock of the Borrower.

“Citibank Term Loan Agreement” means the Three Year Term Loan Agreement dated May 12, 2017, among the Borrower, the lenders party thereto, and Citibank, N.A., as administrative agent for the lenders.

“Closing Date” means the first date on which all conditions precedent set forth in Section 3.01 have been satisfied or waived in accordance with Section 8.01.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” has the meaning specified in Section 2.01.

“Communications” has the meaning specified in Section 8.02(d)(ii).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Net Tangible Assets” means, at any date, total assets of the Borrower and its Consolidated Subsidiaries minus (a) current liabilities (excluding the current portion of long-term Debt) of the Borrower and its Consolidated Subsidiaries and (b) goodwill and other intangible assets of the Borrower and its Consolidated Subsidiaries, in each case, determined on a consolidated basis in accordance with GAAP.

“Consolidated Subsidiary” means, at any date, any Subsidiary of the Borrower or other entity the accounts of which would be consolidated with those of the Borrower in its consolidated financial statements if such statements were prepared as of such date.

“Continuation”, “Continue” and “Continued” each refers to a continuation of Eurodollar Rate Loans from one Interest Period to the next Interest Period pursuant to Section 2.10.

“Convert”, “Conversion” and “Converted” each refers to a conversion of Loans of one Type into Loans of the other Type pursuant to Section 2.09 or 2.10.

“Debt” means (a) indebtedness for borrowed money, (b) obligations evidenced by bonds, debentures, notes or other similar instruments, (c) obligations to pay the deferred purchase price of property or services, (d) Capital Lease Obligations and (e) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) through (d) above; provided that neither (x) trade accounts payable arising in the ordinary course of business nor (y) obligations in respect of insurance policies or performance or surety bonds which are not themselves guarantees of Debt (nor drafts, acceptances or similar instruments evidencing the same nor obligations in respect of letters of credit supporting the payment of the same) nor (z) obligations in respect of daylight overdraft facilities or intra-day loans, in each case, so long as such obligations and loans are not outstanding overnight, shall constitute Debt.

“Debtor Relief Laws” means Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States of America or other applicable jurisdictions from time to time in effect affecting the rights of creditors generally.

“Default” means an event that, with notice or lapse of time or both, would become an Event of Default.

“Defaulting Lender” mean at any time, subject to Section 2.16, any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that, for the avoidance of doubt, a Lender shall not be a Defaulting Lender solely by virtue of (i) the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a governmental authority or (ii) in the case of a solvent Person, the precautionary appointment of an administrator, guardian, custodian or other similar official by a governmental authority under or based on the law of the country where such Person is subject to home jurisdiction supervision if applicable law requires that such appointment not be publicly disclosed; provided, however, that, in any such case such action does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such governmental authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.16) upon delivery of written notice of such determination to the Borrower and each Lender.

“Dollars” and the “$” sign each means lawful currency of the United States of America.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” in the Administrative Questionnaire of such Lender or in the Assignment and Assumption pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“EBITDA” means, for any period, the sum (without duplication), for the Borrower and its Consolidated Subsidiaries (on a consolidated basis), of (a) net income for such period, plus (b) to the extent deducted in determining net income for such period, the sum of (i) depreciation and amortization for such period, (ii) Interest Expense, for such period, (iii) taxes for such period, (iv) extraordinary or unusual charges, expenses or losses, (v) any cash fees, expenses and charges related to the Transactions (including any issuance of Debt or Equity Interests in connection therewith) or other acquisitions permitted hereunder, whether or not successful, including related integration costs of the Borrower and its Subsidiaries, (vi) any other nonrecurring or non-cash charges, expenses or losses, (vii) stock-based compensation expense, (viii) severance and retention costs related to the Transactions, (ix) losses (including all fees and expenses or charges relating thereto) on sales of assets outside of the ordinary course of business and losses from discontinued operations, (x) any losses (including all fees and expenses or charges relating thereto) on the retirement of debt, and (xi) minority interest expense, in each case for such period, and minus (c) to the extent included in determining such net income for such period, the sum of (i) any extraordinary, unusual or other nonrecurring income or gains, (ii) gains on sales of assets outside of the ordinary course of business and gains from discontinued operations and (iii) any other non-cash income or gains, in each case for such period.  For the purposes of calculating EBITDA for any period pursuant to any determination of the Leverage Ratio, (i) if at any time during such period the Borrower or any of its Subsidiaries shall have made any Material Disposition, the EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such period or increased by an amount equal to the EBITDA (if negative) attributable thereto for such period and (ii) if during such period the Borrower or any of its Subsidiaries shall have made a Material Acquisition, EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such period.  As used in this definition, “Material Acquisition” means (x) the Bard Acquisition and (y) any acquisition of property or series of related acquisitions of property that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the Equity Interest of a Person and (b) involves the payment of consideration by the Borrower or any of its Subsidiaries in excess of $100,000,000; and “Material Disposition” means any disposition of property or series of related dispositions of property that yields gross proceeds to the Borrower or any of its Subsidiaries in excess of $100,000,000.

“EEA Financial Institution” has the meaning specified in Section 8.16.

“EEA Member Country” has the meaning specified in Section 8.16.

“EEA Resolution Authority” has the meaning specified in Section 8.16.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 8.07(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 8.07(b)(iii)).

“Environmental Laws” means any and all present and future Federal, state, local and foreign laws, rules or regulations, and any orders or decrees, in each case as now or hereafter in effect, relating to the regulation or protection of the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants or toxic or hazardous substances or wastes into the indoor or outdoor environment, including, without limitation, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or toxic or hazardous substances or wastes.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any corporation or trade or business that is a member of any group of organizations (a) described in Section 414(b) or (c) of the Code of which the Borrower is a member and (b) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the Code of which the Borrower is a member.

“EU Bail-In Legislation Schedule” has the meaning assigned to that term in Section 8.16.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” in the Administrative Questionnaire of such Lender or in the Assignment and Assumption pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“Eurodollar Rate” means, for any Interest Period for each Eurodollar Rate Loan, an interest rate per annum equal to the ICE Benchmark Administration Limited LIBOR Rate (“ICE LIBOR”), as published by Reuters (or another commercially available source providing quotations of ICE LIBOR as designated by Wells Fargo with notice to the Borrower from time to time) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period or, if for any reason such rate is not available for the applicable Interest Period but is available for periods that are shorter than and longer than such Interest Period, the rate per annum that results from interpolating on a linear basis between the rate for the longest available period that is shorter than such Interest Period and the shortest available period that is longer than such Interest Period with respect to such Eurodollar Rate Loan, then the Eurodollar Rate shall be such interpolated screen rate; provided, that if the Eurodollar Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Eurodollar Rate Loan” means a Loan which bears interest as provided in Section 2.07(b).

“Eurodollar Rate Reserve Percentage” of any Lender for any Interest Period for any Eurodollar Rate Loan means the effective rate (expressed as a percentage) at which reserve requirements (including, without limitation, emergency, supplemental and other marginal reserve requirements) are imposed on such Lender during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.

“Events of Default” has the meaning specified in Section 6.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Excluded Period” means, with respect to any additional amount payable under Section 2.11, the period ending 120 days prior to the applicable Lender’s delivery of a certificate referenced in Section 2.11(a) or 2.11(b), as applicable, with respect to such additional amount.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 8.12) or (ii) such Lender changes its Applicable Lending Office, except, in each case, to the extent that, pursuant to Section 2.14, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Applicable Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.14(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any published intergovernmental agreement entered into in connection with the implementation of such Sections of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to such published intergovernmental agreements.

“Federal Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy” as now and hereafter in effect, or any successor statute.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the rate on overnight Federal funds transactions with members of the Federal Reserve System, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Foreign Lender” means any Lender that is not a United States person within the meaning of Section 7701(a)(3) of the Code.

“GAAP” has the meaning specified in Section 1.03.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Interest Coverage Ratio” means, at any date of determination thereof, the ratio of (a) EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such date to (b) Interest Expense for such period.

“Interest Expense” means, for any period, the sum (determined without duplication) of the aggregate amount of cash interest expense during such period on the Debt of the Borrower and its Consolidated Subsidiaries (on a consolidated basis), including, without limitation, the interest portion of payments under capital lease obligations and any capitalized interest.

“Interest Period” means, with respect to any Eurodollar Rate Loan, the period beginning on the date such Eurodollar Rate Loan is made or Continued, or Converted from a Base Rate Loan, and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months as the Borrower may, upon notice received by the Administrative Agent not later than 11:00 a.m. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

(i)          the Borrower may not select any Interest Period that ends after the scheduled Maturity Date;

(ii)          each Interest Period that begins on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month; and

(iii)          whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day; provided that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day.

“IRS” means the United States Internal Revenue Service.

“Lenders” means the Persons listed on the signature pages hereof as “Lenders” and each Person that shall have become a party hereto pursuant to Section 8.07 or Section 8.12.

“Leverage Ratio” means, at any date of determination thereof, the ratio of (a) Debt as of such date to (b) EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such date.

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Loan” means any term loan made by a Lender to the Borrower hereunder. A Loan may be a Base Rate Loan or a Eurodollar Rate Loan, each of which shall be a “Type” of Loan.

“Loan Documents” shall mean, collectively, this Agreement and the Notes (if any).

“Majority Lenders” means at any time Lenders holding more than 50% of the then aggregate unpaid principal amount of the Loans held by Lenders or, if no such principal amount is outstanding, Lenders having more than 50% of the aggregate Commitments.

“Material Adverse Effect” means a material adverse effect on (i) the business, financial condition or results of operations of the Borrower and its Subsidiaries, taken as a whole, or (ii) the legality, validity or enforceability of this Agreement or any Note.

“Maturity Date” means the earlier of (a) the date that is 364 days after the Closing Date (or if such date is not a Business Day, the Business Day immediately preceding such date) or (b) the date on which the maturity of the Loans is accelerated in accordance with the terms hereof.

“Merger Sub” means Lambda Corp., a New Jersey corporation and a wholly-owned Subsidiary of the Borrower, or such other direct or indirect Subsidiary of the Borrower as may be designated by the Borrower as a party to the Bard Acquisition Agreement in lieu of Lambda Corp. pursuant to the terms thereof.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Multiemployer Plan” means a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been made by the Borrower or any ERISA Affiliate and that is covered by Title IV of ERISA.

“Note” means a promissory note of the Borrower payable to any Lender or its registered assigns, in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Loans made by such Lender.

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“Obligations” has the meaning specified in Section 8.05.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Lender or the Administrative Agent (as applicable) and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 8.12).

“Participant” has the meaning specified in Section 8.07(d).

“Participant Register” has the meaning specified in Section 8.07(d).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Securitization” means one or more accounts receivable facilities pursuant to which the Borrower or a Subsidiary sells its accounts receivable to either (a) a Person that is not a Subsidiary or (b) a Receivables Subsidiary that in turn funds such purchase by purporting to sell its accounts receivable to a Person that is not a Subsidiary or by borrowing from such a Person or from another Receivables Subsidiary that in turn funds itself by borrowing from such a Person, in each case as amended, supplemented, amended and restated or otherwise modified from time to time.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Plan” means an employee benefit plan or other plan established or maintained by the Borrower or an ERISA Affiliate and that is covered by Title IV of ERISA, other than a Multiemployer Plan.

 “Platform” has the meaning specified in Section 8.02(d)(i).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Rated Securities” means, at any time, the long-term senior unsecured, unguaranteed debt securities of the Borrower outstanding at such time.

“Receivables Subsidiary” means any Subsidiary formed for the purpose of facilitating or entering into one or more Permitted Securitizations and that in each case engages only in activities reasonably related or incidental thereto; provided that the equity interests of each Receivables Subsidiary shall at all times be 100% owned, directly or indirectly, by the Borrower.

“Recipient” means the Administrative Agent and any Lender, as applicable.

“Register” has the meaning specified in Section 8.07(c).

“Regulation D” means Regulation D of the Board of Governors, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Removal Effective Date” has the meaning specified in Section 7.07(b).

“Replaced Lender” has the meaning specified in Section 8.12(a).

“Replacement Lender” has the meaning specified in Section 8.12(a).

“Resignation Effective Date” has the meaning specified in Section 7.07(a).

“Retroactive Period” has the meaning specified in Section 2.11(c).

“Revolving Credit Agreement” means that certain Five-Year Credit Agreement, dated as of May 12, 2017, among the Borrower, Citibank, N.A., as Administrative Agent, and the lenders from time to time party thereto.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the date of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the Bureau of Industry and Security of the U.S. Department of Commerce, the U.S. Department of State, the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom, (b) any Person located, organized or permanently resident in a Sanctioned Country or (c) any Person owned 50% or more by, directly or indirectly controlled by, or acting on behalf of, any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by OFAC, the Bureau of Industry and Security of the U.S. Department of Commerce, the U.S. Department of State, the United Nations Security Council, the European Union, or Her Majesty’s Treasury of the United Kingdom.

“Sanctions Laws” means, collectively, the laws, rules, regulations and orders associated with any Sanctions.

 “SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Solvent” means, with respect to the Borrower and its Subsidiaries (a) the fair value of the assets of the Borrower and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of the Borrower and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) the Borrower and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured and (d) the Borrower and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital. For the purposes of the foregoing, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

“Standard & Poor’s” means Standard & Poor’s Ratings Services, presently a division of The McGraw Hill Corporation, and its successors.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership, limited liability company or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Swap Agreement” means any agreement with respect to any swap, forward, future, spot currency purchase, hedging or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of its Subsidiaries shall be a Swap Agreement.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any governmental authority, including any interest, additions to tax or penalties applicable thereto.

“Transactions” means the consummation of the Bard Acquisition, the financing thereof and the other transactions contemplated by the Citibank Term Loan Agreement.

“Type” has the meaning specified in the definition of Loan.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.14(f).

“Voting Stock” means, at any time, the outstanding Equity Interests of the Borrower entitled to vote generally in the election of directors of the Borrower.

“Wells Fargo” means Wells Fargo Bank, National Association.

“Withholding Agents” means the Borrower and the Administrative Agent.

“Write-Down and Conversion Powers” has the meaning specified in Section 8.16.

Section 1.02          Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.

Section 1.03          Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles (“GAAP”) as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Borrower’s independent public accountants) with the most recent audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries delivered to the Lenders; provided that, if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any defined term or covenant to eliminate the effect of any change in GAAP on the operation of such defined term or covenant (or if the Administrative Agent notifies the Borrower that the Majority Lenders wish to amend such defined term or covenant for such purpose), then the Borrower’s compliance with this Agreement shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such defined term or covenant is amended in a manner satisfactory to the Borrower and the Majority Lenders.

Section 1.04          Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereto.

ARTICLE II
AMOUNTS AND TERMS OF THE LOANS

Section 2.01          The Commitments.  Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Loans to the Borrower on the Closing Date in an aggregate amount not to exceed at any time outstanding the amount set opposite such Lender’s name on Schedule I attached hereto or, if such Lender has entered into any Assignment and Assumption, set forth for such Lender in the Register, as such amount may be reduced pursuant to Section 2.04 (such Lender’s “Commitment”); provided that if for any reason the full amount of any Lender’s Commitment is not fully drawn on the Closing Date, the undrawn portion thereof shall automatically be cancelled upon giving effect to the funding of the drawn Loans on the Closing Date. Any amount borrowed under this Section 2.01 and subsequently repaid or prepaid may not be reborrowed. Each Lender’s Commitment shall terminate immediately and without further action on the earlier of (i) the Closing Date, after giving effect to the funding of such Lender’s Commitment on the Closing Date, and (ii) September 7, 2018.

Section 2.02          Making the Loans.

(a)          Each Loan shall be made on notice, given not later than 3:00 p.m. (New York City time) on the third Business Day prior to the requested date of the proposed Loan (in the case of a Borrowing consisting of Eurodollar Rate Loans) or given not later than 11:00 a.m. (New York City time) on the requested Business Day of the proposed Loan (in the case of a Borrowing consisting of Base Rate Loans), by the Borrower to the Administrative Agent, which shall give to each Lender prompt notice thereof by fax (or transmission by other electronic communication). Each such notice of Borrowing (a “Notice of Borrowing”) shall be by fax (or transmission by other electronic communication), in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of such Borrowing, (ii) Type of Loans comprising such Borrowing, (iii) aggregate amount of such Borrowing, and (iv) in the case of a Borrowing consisting of Eurodollar Rate Loans, initial Interest Period for each such Loan. Each Lender shall, before 1:00 p.m. (New York City time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at its address referred to in Section 8.02, in same day funds, such Lender’s ratable portion of such Borrowing. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Section 3.01, the Administrative Agent will make such funds available to the Borrower at the Administrative Agent’s aforesaid address.

(b)          Each Notice of Borrowing shall be irrevocable and binding on the Borrower. In the case of any Borrowing which the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Loans, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill, on or before the date specified in such Notice of Borrowing, the applicable conditions set forth in Section 3.01, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Loan to be made by such Lender as part of such Borrowing. The Borrower shall pay amounts owing to any Lender pursuant to this Section 2.02(b) within 30 days after receipt from such Lender of a certificate setting forth in reasonable detail the calculation of the amount such Lender is entitled to claim under this Section 2.02(b) (which certificate shall be conclusive and binding for all purposes, absent manifest error).

(c)          Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to Loans comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement (and such Loan shall be deemed to have been made by such Lender on the date on which such amount is so repaid to the Administrative Agent).

(d)          The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

Section 2.03          [Reserved].

Section 2.04          Voluntary Reduction and Termination of the Commitments and Prepayments.

(a)          The Borrower shall have the right, upon at least three Business Days’ prior written notice to the Administrative Agent (which notice may be conditional only upon the occurrence of the consummation of any transaction or any incurrence or issuance of indebtedness or Equity Interests), to terminate in whole or reduce ratably in part the unused portions of the respective Commitments of the Lenders; provided that each partial reduction shall be in an aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereto. Once reduced or terminated, the Commitments may not be reinstated.

(b)          Upon notice to the Administrative Agent, (which notice may be conditional only upon the occurrence of the consummation of any transaction or any incurrence or issuance of indebtedness or Equity Interests), at least three Business Days’ prior to any prepayment of Eurodollar Loans or on the day of any prepayment of Base Rate Loans, in each case stating the proposed date and aggregate principal amount of the prepayment, the Borrower shall, prepay the outstanding principal amounts of the Loans made as part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided that (i) each partial prepayment shall be in an aggregate principal amount not less than $5,000,000 or an integral multiple of $1,000,000 and (ii) in the case of any such prepayment of a Eurodollar Loan, the Borrower shall pay any additional amounts required pursuant to Section 8.04(c) on the date of such prepayment.

Section 2.05          Repayment of Loans. The Borrower hereby promises to pay to the Administrative Agent for account of each Lender the entire outstanding principal amount of such Lender’s Loans, and all Loans shall mature, on the Maturity Date.

Section 2.06          [Reserved].

Section 2.07          Interest. The Borrower shall pay interest on the unpaid principal amount of the Loan made by each Lender, from the date of such Loan until such principal amount shall be paid in full, at the following rates per annum:

(a)          Base Rate Loans. If such Loan is a Base Rate Loan, a rate per annum equal to the Base Rate in effect from time to time plus the Applicable Margin for Base Rate Loans as in effect from time to time, payable quarterly in arrears on the last Business Day of each March, June, September and December and on the date such Base Rate Loan shall be Converted or paid in full.

(b)          Eurodollar Rate Loans. If such Loan is a Eurodollar Rate Loan, a rate per annum for each Interest Period for such Loan equal to the sum of the Eurodollar Rate for such Interest Period plus the Applicable Margin for Eurodollar Rate Loans as in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on the day which occurs every three months after the first day of such Interest Period, and on the date such Eurodollar Rate Loan shall be Continued, Converted or paid in full.

(c)          Default Interest. The Borrower shall pay interest on the unpaid principal amount of each Loan that is not paid when due (whether at stated maturity, by acceleration or otherwise), and on the unpaid amount of any interest, fee or other amount payable hereunder that is not paid when due, payable on demand, at a rate per annum during the period from the due date thereof to the date on which such amount is paid in full equal to:

(i)          in the case of any amount of principal of such Loan:

(x)          in the case of any Base Rate Loan, 2.00% plus the rate which would otherwise be applicable to such Loan, and

(y)          in the case of any Eurodollar Rate Loan, for the balance of the then current Interest Period, 2.00% plus the rate which would otherwise be applicable to such Loan for such Interest Period and, thereafter, 2.00% plus the rate then applicable to Base Rate Loans, and

(ii)          in the case of all other amounts, 2.00% plus the rate then applicable to Base Rate Loans.

Section 2.08          Additional Interest on Eurodollar Rate Loans. The Borrower shall pay to each Lender, so long as such Lender shall be required under regulations of the Board of Governors of the Federal Reserve System to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or the equivalent), additional interest on the unpaid principal amount of each Eurodollar Rate Loan of such Lender, from the date of such Eurodollar Rate Loan until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the Eurodollar Rate for the then-current Interest Period for such Eurodollar Rate Loan from (ii) the rate obtained by dividing such Eurodollar Rate by a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage of such Lender for such Interest Period, payable on each date on which interest is payable on such Eurodollar Rate Loan. Any Lender wishing to require payment of such additional interest shall so notify the Borrower and the Administrative Agent and shall furnish to the Borrower at least five Business Days prior to each date on which interest is payable on the Eurodollar Rate Loans of such Lender a certificate (which certificate shall be conclusive and binding for all purposes, absent manifest error) setting forth the basis for such assertion and the amount to which such Lender is then entitled under this Section (which shall be consistent with such Lender’s good faith estimate of the level at which the related reserves are being maintained by it).

Section 2.09          Interest Rate Determinations; Changes in Rating Systems.

(a)          The Administrative Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Administrative Agent for the purpose of Section 2.07.

(b)          If Reuters Screen LIBOR01 is unavailable,

(i)          the Administrative Agent shall forthwith notify the Borrower and the Lenders that the interest rate cannot be determined for such Eurodollar Rate Loans for such Interest Period,

(ii)          each Eurodollar Rate Loan will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Loan, and

(iii)          the obligation of the Lenders to make or Continue, or to Convert Loans into, Eurodollar Rate Loans shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

(c)          If, with respect to any Eurodollar Rate Loans, the Majority Lenders notify the Administrative Agent that the Eurodollar Rate for any Interest Period for such Loans will not adequately reflect the cost to such Majority Lenders of making, funding or maintaining their respective Eurodollar Rate Loans for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the Lenders, whereupon;

(i)          each Eurodollar Rate Loan will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Loan, and

(ii)          the obligation of the Lenders to make, Continue or Convert Eurodollar Rate Loans shall be suspended until the Administrative Agent shall notify the Borrower and such Lenders that the circumstances causing such suspension no longer exist.

(d)          If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Loans in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Administrative Agent will forthwith so notify the Borrower and the Lenders and such Loans will automatically, on the last day of the then existing Interest Period therefor, Convert into Base Rate Loans.

(e)          Upon the occurrence and during the continuance of any Event of Default and upon notice from the Administrative Agent to the Borrower at the request of the Majority Lenders, (x) each Eurodollar Rate Loan will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Loan and (y) the obligation of the Lenders to make, Continue or Convert Eurodollar Rate Loans shall be suspended.

Section 2.10          Voluntary Conversion and Continuation of Loans.

(a)          Optional Conversion. The Borrower may, on any Business Day, upon notice given to the Administrative Agent not later than 11:00 a.m. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.09 and 2.12, Convert all or any portion of the outstanding Loans of one Type comprising part of the same Borrowing into Loans of the other Type; provided that (i) any Conversion of Base Rate Loans into Eurodollar Rate Loans shall be in an amount not less than the minimum amount specified in Section 2.10(c) and (ii) in the case of any such Conversion of a Eurodollar Rate Loan into a Base Rate Loan on a day other than the last day of an Interest Period therefor, the Borrower shall reimburse the Lenders in respect thereof pursuant to Section 8.04(c). Each such notice of a Conversion shall, within the restrictions specified above, specify (x) the date of such Conversion, (y) the Loans to be Converted, and (z) if such Conversion is into Eurodollar Rate Loans, the duration of the initial Interest Period for each Loans. Each notice of Conversion shall be irrevocable and binding on the Borrower.

(b)          Continuations. The Borrower may, on any Business Day, upon notice given to the Administrative Agent not later than 3:00 p.m. (New York City time) on the third Business Day prior to the date of the proposed Continuation and subject to the provisions of Sections 2.09 and 2.12, Continue all or any portion of the outstanding Eurodollar Rate Loans comprising part of the same Borrowing for one or more Interest Periods; provided that (i) Eurodollar Rate Loans so Continued and having the same Interest Period shall be in an amount not less than the minimum amount specified in Section 2.10(c) and (ii) in the case of any such Continuation on a day other than the last day of an Interest Period therefor, the Borrower shall reimburse the Lenders in respect thereof pursuant to Section 8.04(c). Each such notice of a Continuation shall, within the restrictions specified above, specify (x) the date of such Continuation, (y) the Eurodollar Rate Loans to be Continued and (y) the duration of the initial Interest Period (or Interest Periods) for the Eurodollar Rate Loans subject to such Continuation. Each notice of Continuation shall be irrevocable and binding on the Borrower.

(c)          Eurodollar Rate Loans. Notwithstanding any other provision of this Agreement, (i) the Borrower may only select Eurodollar Rate Loans in an aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof and (ii) there shall not at any time be more than five Borrowings having different Interest Periods.

Section 2.11          Increased Costs.

(a)          If, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements included in the Eurodollar Rate Reserve Percentage) in or in the interpretation, administration, implementation or application of (to the extent any such introduction or change occurs after the date hereof) any law, rule, treaty or regulation or (ii) the compliance with any guideline, rule, directive or request of any central bank or other governmental authority adopted or made after the date hereof (whether or not having the force of law), there shall be any increase in the cost (other than on account of (x) Indemnified Taxes, (y) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (z) Connection Income Taxes) to any Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Loans, the Borrower shall from time to time, within 30 days after delivery by such Lender to the Borrower (with a copy to the Administrative Agent) of a certificate as to the amount of (and specifying in reasonable detail the basis for) such increased cost, pay (subject to Section 2.11(c)) to the Administrative Agent for the account of such Lender the amount of the increased costs set forth in such certificate (which certificate shall be conclusive and binding for all purposes, absent manifest error); provided that, before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

(b)          If any Lender determines that compliance with any law, rule, treaty or regulation enacted or introduced after the date hereof or any guideline, rule, directive or request of any central bank or other governmental authority adopted or made (subject to Section 2.11(d) below) after the date hereof (whether or not having the force of law) affects or would affect the amount of capital or liquidity required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital or liquidity is increased by or based upon the existence of such Lender’s commitment to lend hereunder and other commitments of this type, then, within 30 days after delivery by such Lender to the Borrower (with a copy to the Administrative Agent) of a certificate as to (and specifying in reasonable detail the basis for) the Additional Amounts (as hereinafter defined) requested by such Lender, the Borrower shall pay (subject to Section 2.11(c)) to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, the amount specified in such certificate (which certificate shall be conclusive and binding for all purposes, absent manifest error). For purposes hereof, the “Additional Amounts” that may be requested by any Lender under this Section 2.11(b) means such amounts as such Lender shall reasonably determine to be sufficient to compensate such Lender or any corporation controlling such Lender for any costs that such Lender reasonably determines are attributable to the maintenance by such Lender (or such corporation) of capital or liquidity in respect of its commitments to lend hereunder (such compensation to include, without limitation, an amount equal to any reduction of the rate of return on assets or equity of such Lender (or such corporation) to a level below that which such Lender (or such corporation) could have achieved but for the enactment or introduction of such law or regulation or the adoption or making of such guideline or request).

(c)          The Borrower shall not be obligated to pay any additional amounts arising pursuant to clauses (a) and (b) of this Section 2.11 that are attributable to the Excluded Period with respect to such additional amount; provided that if an applicable law, rule, regulation, guideline or request shall be adopted or made on any date and shall be applicable to the period (a “Retroactive Period”) prior to the date on which such law, rule, regulation, guideline or request is adopted or made, the limitation on the Borrower’s obligations to pay such additional amounts hereunder shall not apply to the additional amounts payable in respect of such Retroactive Period.

(d)          Notwithstanding the foregoing, this Section 2.11 shall apply to all requests, rules, guidelines or directives concerning capital adequacy issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign financial regulatory authorities, in each case pursuant to Basel III, regardless of the date adopted, issued, promulgated or implemented; provided that any claim made by a Lender under this Section 2.11 shall be generally consistent with such Lender’s treatment of other customers of such Lender that such Lender considers, in its reasonable discretion, to (i) be similarly situated to the Borrower and (ii) have generally similar provisions in their credit agreements with such Lender.

Section 2.12          Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Administrative Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for such Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Loans or to fund or maintain Eurodollar Rate Loans hereunder, then, on notice thereof and demand therefor by such Lender to the Borrower through the Administrative Agent, (i) the obligation of the Lenders to make or Continue, or to Convert Loans into, Eurodollar Rate Loans shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist and (ii) the Borrower shall upon demand prepay in full all Eurodollar Rate Loans of all Lenders then outstanding, together with interest accrued thereon, unless the Borrower, within five Business Days of notice from the Administrative Agent, Converts all Eurodollar Rate Loans of all the Lenders then outstanding into Base Rate Loans in accordance with Section 2.10; provided that, before making any such demand, such Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Eurodollar Lending Office if the making of such a designation would allow such Lender or its Eurodollar Lending Office to continue to perform its obligations to make Eurodollar Rate Loans or to continue to fund or maintain Eurodollar Rate Loans and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.

Section 2.13          Payments and Computations.

(a)          The Borrower shall make each payment hereunder without set-off or counterclaim not later than 3:00 p.m. (New York City time) on the day when due in U.S. dollars to the Administrative Agent at its address referred to in Section 8.02 in same day funds. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest ratably (other than amounts payable pursuant to Section 2.08, 2.11, 2.14 or 8.04(c)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Assumption and recording of the information contained therein in the Register pursuant to Section 8.07(d), from and after the effective date specified in such Assignment and Assumption, the Administrative Agent shall make all payments hereunder in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Assumption shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b)          All computations of interest based on the Base Rate shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all other computations of interest and of fees shall be made by the Administrative Agent, and all computations of interest pursuant to Section 2.08 shall be made by a Lender, on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(c)          Whenever any payment hereunder would be due on a day other than a Business Day, such due date shall be extended to the next succeeding Business Day, and any such extension of such due date shall in such case be included in the computation of payment of interest or fees, as the case may be; provided, however, if such extension would cause payment of interest on or principal of Eurodollar Rate Loans to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(d)          Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that the Borrower shall not have so made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.

Section 2.14          Taxes.

(a)          Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant governmental authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.14) the Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)          Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant governmental authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)          Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within 30 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.14) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant governmental authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)          Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 30 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 8.07(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant governmental authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e)          Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a governmental authority pursuant to this Section 2.14, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such governmental authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)          Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.14(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(i)          Without limiting the generality of the foregoing,

(A)          any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)          any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)          in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)          executed originals of IRS Form W-8ECI;

(3)          in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10-percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN-E; or

(4)          to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-2, Exhibit D-3 or Exhibit D-4, as applicable, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-3 on behalf of each such direct and indirect partner;

(C)          any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)          if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.14(f)(ii)(D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(ii)          Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)          Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.14 (including by the payment of additional amounts pursuant to this Section 2.14), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant governmental authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant governmental authority) in the event that such indemnified party is required to repay such refund to such governmental authority.  Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g),  the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)          Survival. The obligations of each party hereto under this Section 2.14 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 2.15          Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Loans made by it in excess of its ratable share of payments on account of the Loans obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that (a) if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered and (b) the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower (as to which the provisions of this paragraph shall apply). The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.15 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

Section 2.16          Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender, to the extent permitted by applicable law, the Loans of such Defaulting Lender shall not be included in determining whether the Majority Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 8.01); provided that this Section 2.16 shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of each Lender affected thereby.

In the event that the Administrative Agent and the Borrower each agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender shall, to the extent applicable, purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its pro rata share, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 2.17          Evidence of Debt.

(a)          Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of Loans. The Borrower agrees that upon notice by any Lender to the Borrower (with a copy of such notice to the Administrative Agent) to the effect that a Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Loans owing to, or to be made by, such Lender, the Borrower shall promptly execute and deliver to such Lender a Note payable to such Lender or its registered assigns in a principal amount up to the Commitment of such Lender.

(b)          The Register maintained by the Administrative Agent pursuant to Section 8.07(c) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Assumption delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iv) the amount of any sum received by the Administrative Agent from the Borrower hereunder and each Lender’s share thereof.

(c)          Entries made in good faith by the Administrative Agent in the Register pursuant to clause (b) above, and by each Lender in its account or accounts pursuant to clause (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error (and in the case of any inconsistency between the Register and the accounts maintained by any Lender or the Administrative Agent, the Register shall govern); provided, however, that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.

ARTICLE III
CONDITIONS OF CLOSING

Section 3.01          Conditions Precedent to the Closing Date. The Lenders’ obligation to make the Loans shall be subject to all of the following conditions precedent having been satisfied (or waived in accordance with Section 8.01):

(a)          The Administrative Agent shall have received a counterpart of this Agreement signed on behalf of each party hereto.

(b)          The Administrative Agent shall have received certified copies of the resolutions of the Board of Directors of the Borrower approving, and authorizing the execution, delivery and performance of, this Agreement, the Notes and of all documents evidencing other necessary corporate actions and governmental approvals, if any, with respect to this Agreement and the Notes.

(c)          The Administrative Agent shall have received a certificate of the Secretary or an Assistant Secretary of the Borrower certifying the Borrower’s certificate of incorporation and by-laws and certifying the names and true signatures of the officers of the Borrower authorized to sign this Agreement and the Notes.

(d)          The Administrative Agent shall have received a certificate from the Secretary of State of New Jersey dated as of a date reasonably close to the date of such effectiveness as to the good standing of and charter documents filed by the Borrower.

(e)          The Administrative Agent shall have received at least 3 Business Days prior to the Closing Date all documentation and other information regarding the Borrower required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act to the extent reasonably requested at least 10 Business Days prior to the Closing Date.

(f)          The Administrative Agent shall have received a favorable opinion of Gary DeFazio, Senior Vice President, Corporate Secretary and Associate General Counsel of the Borrower, in form and substance reasonably acceptable to the Administrative Agent.

(g)          The Administrative Agent shall have received a certificate of an authorized officer of the Borrower certifying that (A) the representations and warranties contained in Section 4.01 are true and correct in all material respects (except to the extent such representations and warranties are qualified with “materiality” or “Material Adverse Effect” or similar terms, in which case such representations and warranties are true and correct in all respects) on and as of the Closing Date, as though made on and as of the Closing Date, and (B) on and as of the Closing Date and before and after giving effect to the borrowing of Loans and to the application of the proceeds therefrom, no event has occurred and is continuing, or would result from such borrowing or from the application of the proceeds therefrom, which constitutes a Default or an Event of Default.

(h)          The Administrative Agent shall have received a Notice of Borrowing in accordance with Section 2.02(a).

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

Section 4.01          Representations and Warranties of the Borrower. The Borrower represents and warrants, as of the Closing Date, as follows:

(a)          The Borrower (i) is a corporation duly organized and validly existing under the laws of the State of New Jersey and (ii) is duly qualified and in good standing under the laws of New Jersey and each of the respective states in which its principal operating facilities are located, except, with respect to this clause (ii) only, in states where the failure to be so qualified or in good standing would not reasonably be expected to result in a Material Adverse Effect.

(b)          The execution, delivery and performance by the Borrower of this Agreement and the Notes (i) are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, and (ii) do not contravene (x) the Borrower’s charter or by-laws or (y) except to the extent such contravention would not (individually or in the aggregate) reasonably be expected to have a Material Adverse Effect, law or any material contractual restriction binding on the Borrower or, to the knowledge of the Borrower, any other contractual restriction binding on the Borrower.

(c)          No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Borrower of this Agreement or the Notes.

(d)          This Agreement and the Notes (when delivered hereunder) have been duly executed and delivered and constitute the legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

(e)          (a) The consolidated balance sheets of the Borrower and its Consolidated Subsidiaries as at September 30, 2017, and the related statements of income and cash flows of the Borrower and its Consolidated Subsidiaries for the fiscal year then ended, copies of which have been furnished to the Administrative Agent, fairly present the consolidated financial condition of the Borrower and its Consolidated Subsidiaries as at such date and the consolidated results of the operations of the Borrower and its Consolidated Subsidiaries for the fiscal year ended on such date, all in accordance with GAAP consistently applied.

(i)          The unaudited consolidated balance sheets of the Borrower and its Consolidated Subsidiaries as of June 30, 2018, and the related unaudited consolidated statements of income and cash flows for the nine months then ended and set forth in the Borrower’s Report on Form 10-Q for the quarter ended June 30, 2018, copies of which have been furnished to the Administrative Agent, fairly present, in conformity which GAAP applied on a basis consistent with the financial statements referred to in clause (i) of this paragraph (e), the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such six-month period (subject to normal year-end adjustments).

(ii)          Since September 30, 2017, there has been no material adverse change in the business, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries, taken as a whole, as shown on the consolidated balance sheet as of such date and the related consolidated statement of net income for the fiscal year then ended.

(f)          There is no pending (or, to the Borrower’s knowledge, threatened) action or proceeding against the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator, in which there is likely to be an adverse decision that (i) would have a material adverse effect on the business, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries, taken as a whole, except as disclosed in filings made by the Borrower with the SEC on or before the date that is five days prior to the date hereof, or (ii) purports to affect the legality, validity, binding effect or enforceability of this Agreement or any Note.

(g)          No proceeds of any Loan will be used directly or indirectly for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System).

(h)          The Borrower and its Subsidiaries have filed (or have obtained extensions of the time by which they are required to file) all United States Federal income tax returns and all other material tax returns required to be filed by them and have paid all taxes shown due on the returns so filed as well as all other material taxes, assessments and governmental charges which have become due, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided and except for filings or payments the failure of which to make would not (individually or in the aggregate) reasonably be expected to have a Material Adverse Effect.

(i)          Each Plan, and, to the knowledge of the Borrower, each Multiemployer Plan, is in compliance in all material respects with, and has been administered in all material respects in compliance with, the applicable provisions of ERISA, the Code and any other Federal or State law. Without limiting the foregoing, neither the Borrower nor any of its Subsidiaries has incurred any liability, other than premiums payable in the ordinary course of business, to the PBGC established under ERISA in connection with any Plan or Multiemployer Plan that would (individually or in the aggregate) reasonably be expected to have a Material Adverse Effect.

(j)          The Borrower is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

(k)          No statement, information, report, representation, or warranty made by the Borrower in this Agreement or furnished to the Administrative Agent or any Lender by or on behalf of the Borrower in connection with this Agreement or contained in any filing made by the Borrower with the SEC (taken as a whole with all other information, including amendments and supplements then filed with the SEC) contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(l)          The Borrower and its Subsidiaries are, as of the Closing Date, after giving effect to the making of the Loans and application of the proceeds thereof, on a consolidated basis, Solvent.

(m)          Each of the Borrower and its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental authorities, in respect of the conduct of its business and the ownership of its property (including compliance with all applicable Environmental Laws with respect to any real estate asset or governing its business and the requirements of any permits issued under such Environmental Laws with respect to any such real estate asset or the operations of the Borrower or any of its Subsidiaries), except such non-compliance that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(n)          The Borrower has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance by the Borrower, its Subsidiaries and their respective officers, employees and agents with Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and to the knowledge of the Borrower its directors, employees and agents, are in compliance with Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions in all material respects.  None of (a) the Borrower, any Subsidiary or any of their respective officers, or, to the knowledge of the Borrower or such Subsidiary, their respective directors or employees or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.

(o)          No part of the proceeds of the Loans will be used, directly or indirectly, (x) for the purpose of financing any activities or business of or with any Person that at such time is the subject of any Sanctions, or with or in any country or territory to the extent that such country or territory is the subject of any Sanctions, or in any other manner that reasonably would be expected to result in the Borrower or any Lender being in breach of any Sanctions Laws, (y) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any Anti-Corruption Law, or (z) in any way that would violate the Patriot Act or any Anti-Money Laundering Laws.

ARTICLE V
COVENANTS OF THE BORROWER

Section 5.01          Affirmative Covenants. So long as any Loan shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower covenants and agrees that, unless the Majority Lenders shall otherwise consent in writing:

(a)          Corporate Existence, Compliance with Laws, Etc. The Borrower will (i) maintain its corporate existence and (ii) comply, and cause each Subsidiary to comply, with all applicable laws, statutes, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA and applicable Environmental Laws, except for any non-compliance which would not (either individually or in the aggregate) reasonably be expected to have a Material Adverse Effect. The Borrower will maintain in effect policies and procedures reasonably designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

(b)          Taxes, Charges, Etc. The Borrower will, and will cause each of its Subsidiaries to, pay and discharge, or cause to be paid and discharged, all taxes, assessments and other governmental charges imposed upon it or any of its Subsidiaries and its and their properties, or any part thereof or upon the income or profits therefrom, as well as all claims for labor, materials or supplies which if unpaid might by law become a Lien or charge upon any property of the Borrower or any such Subsidiary, except such items as are being in good faith appropriately contested by the Borrower or any of its Subsidiaries and as to which appropriate reserves are being maintained and except for such items the non-payment of which would not (either individually or in the aggregate) reasonably be expected to have a Material Adverse Effect.

(c)          Performance of Material Obligations. The Borrower will, and will cause each of its Subsidiaries to, perform and observe each contractual, legal and other obligation binding upon the Borrower or such Subsidiary, as the case may be, except where the failure to do so would not (either individually or in the aggregate) reasonably be expected to have a Material Adverse Effect.

(d)          Books and Records; Inspection. The Borrower will, and will cause each of its Subsidiaries to, keep adequate records and books of account, in which complete entries will be made in accordance with GAAP and to permit representatives of any Lender or the Administrative Agent, during normal business hours, to examine, copy and make extracts from its books and records, to inspect any of its properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by such Lender or the Administrative Agent (as the case may be).

(e)          Property. The Borrower will maintain, preserve and keep its own and will cause its Subsidiaries to keep their principal plants and properties and every part thereof in good repair, working order and condition and from time to time make all needful and proper repairs, renewals, replacements, additions, betterments and improvements thereto so that at all times the efficiency thereof shall be fully preserved and maintained, except in each case when the failure to do so would not (either individually or in the aggregate) reasonably be expected to have a Material Adverse Effect.

(f)          Insurance. The Borrower will, and will cause each of its Subsidiaries to, maintain insurance with financially sound and reputable insurance companies, and with respect to property and risks of a character usually maintained by corporations engaged in the same or similar business similarly situated, against loss, damage and liability of the kinds and in the amounts customarily maintained by such corporations.

(g)          Reporting Requirements. The Borrower will furnish to the Administrative Agent (who will furnish to the Lenders):

(i)          as soon as available and in any event within 50 days after the end of each of the first three quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such quarter and consolidated statements of income and cash flows of the Borrower and its Consolidated Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified by the chief financial officer of the Borrower;

(ii)          as soon as available and in any event within 100 days after the end of each fiscal year of the Borrower, a copy of the annual report for such year for the Borrower and its Consolidated Subsidiaries, containing consolidated financial statements for such year certified in a manner acceptable to the SEC by Ernst & Young, L.L.P. or other independent public accountants acceptable to the Majority Lenders including a report and opinion of such accountants prepared in accordance with the standards of the Public Company Accounting Oversight Board and not subject to any going concern or like qualification or exception or any qualification or exception as to the scope of such audit;

(iii)          as soon as possible and in any event within five days after the occurrence of each Default and each Event of Default continuing on the date of such statement, a statement of the chief financial officer of the Borrower setting forth details of such Default or Event of Default and the action which the Borrower has taken and proposes to take with respect thereto;

(iv)          promptly after the sending or filing thereof, copies of all reports which the Borrower sends to its security holders generally, and copies of all reports and registration statements which the Borrower or any Subsidiary of the Borrower files with the SEC or any national securities exchange;

(v)          such other information respecting the condition or operations, financial or otherwise, of the Borrower or any of its Subsidiaries as any Lender through the Administrative Agent may from time to time reasonably request (including any information regarding the Borrower required by bank regulatory authorities under applicable “know-your-customer” and Anti-Money Laundering Laws); and

(vi)          together with the financial statements delivered pursuant to clauses (i) and (ii) above, a certificate of the Chief Financial Officer, Treasurer or Assistant Treasurer of the Borrower, in form and substance reasonably satisfactory to the Administrative Agent, setting forth calculations demonstrating compliance with the covenants set forth in Section 5.02(e).

Reports and financial statements required to be delivered by the Borrower pursuant to clauses (i), (ii) and (iv) of this Section 5.01(g) shall be deemed to have been delivered on the date on which it posts such reports, or reports containing such financial statements, on its website on the Internet at www.bd.com or when such reports, or reports containing such financial statements are posted on the SEC’s website at www.sec.gov; provided that it shall deliver paper copies of the reports and financial statements referred to in clauses (i), (ii) and (iv) of this Section 5.01(g) to the Administrative Agent or any Lender who requests it to deliver such paper copies until written notice to cease delivering paper copies is given by the Administrative Agent; provided, further, that in every instance it shall provide paper copies of the certificate required by clause (vi) to the Administrative Agent until such time as the Administrative Agent shall provide it written notice otherwise.

(h)          Use of Proceeds. The Borrower will use the proceeds of the Loans to refinance the Borrower’s existing term loans outstanding pursuant to the Citibank Term Loan Agreement.

Section 5.02          Negative Covenants. So long as any Loan shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower covenants and agrees that, without the written consent of the Majority Lenders:

(a)          Liens. The Borrower will not, and will not permit any of its Subsidiaries to, at any time create, assume or suffer to exist any Lien upon or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income, in each case to secure or provide for the payment of any Debt of any Person, other than:

(i)          Liens existing on assets of any Person at the time such Person becomes a Subsidiary of the Borrower and not created in contemplation of such event;

(ii)          Liens on assets securing Debt of the Borrower or any Subsidiary of the Borrower incurred or assumed for the purpose of financing all or any part of the cost of acquiring, constructing or improving such assets; provided that such Lien attaches to such assets concurrently with or within 180 days after the acquisition thereof or completion of construction or improvements thereof, as applicable;

(iii)          Liens on assets of any Person existing at the time such Person is merged or consolidated with or into the Borrower or a Subsidiary of the Borrower and not created in contemplation of such event;

(iv)          Liens existing on assets prior to the acquisition thereof by the Borrower or a Subsidiary of the Borrower and not created in contemplation of such acquisition;

(v)          Liens in connection with the issuance of tax-exempt industrial development bonds;

(vi)          Liens on deposits or cash equivalents, if any, in favor of the Issuing Banks (as defined in the Revolving Credit Agreement) to cash collateralize or otherwise secure the obligations of a Defaulting Lender (as defined in the Revolving Credit Agreement) to fund risk participations under the Revolving Credit Agreement;

(vii)          Liens securing Capital Lease Obligations;

(viii)          Liens arising in connection with any Permitted Securitization and any amendment, renewal, increase or extension thereof; provided that such Liens shall only apply to the receivables of the Borrower or any Subsidiary, as applicable, subject to the Permitted Securitization and any assets related thereto, as applicable;

(ix)          Liens arising out of the refinancing, extension, renewal or refunding of any Debt of the Borrower or any Subsidiary of the Borrower secured by any Lien permitted by any of the foregoing clauses of this Section 5.02(a); provided that such Debt is not increased (except by fees, interest, expenses and other charges in connection with or arising out of such refinancing, extension, renewal or refunding) and is not secured by any additional assets;

(x)          Liens on property of a member of Borrower or any Subsidiary of the Borrower in favor of the United States or any State thereof, or any department, agency or instrumentality or political subdivision of the United States or any State thereof, or in favor of any other country, or any political subdivision thereof, to secure partial, progress, advance or other payments pursuant to any contract or statute; and

(xi)          additional Liens; provided that the aggregate principal amount of Debt secured thereby shall not exceed $100,000,000 in the aggregate at any one time outstanding.

(b)          Mergers, Etc. The Borrower will not merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of the assets (whether now owned or hereafter acquired) of the Borrower and its Subsidiaries (taken as a whole) to any Person, except that the Borrower may merge or consolidate with or into any other Person so long as (i) immediately after giving effect to such transaction, no Default or Event of Default would exist and (ii)(x) the Borrower is the surviving corporation or (y) the surviving Person (1) is a corporation organized and validly existing under the laws of the United States of America or any State thereof or the District of Columbia, (2) has long-term senior unsecured, unguaranteed debt securities rated no lower than the lower of (A) Ba1 by Moody’s or BBB by Standard & Poor’s or (B) the rating assigned by Moody’s and Standard & Poor’s to the Rated Securities immediately prior to such transaction, (3) expressly assumes all of the Borrower’s obligations under this Agreement and (4) provides such information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, as is reasonably requested in writing by the Administrative Agent and such other approvals, opinions or documents consistent with the requirements in Section 3.01 hereof as the Administrative Agent (in consultation with the Lenders) may reasonably request.

(c)          Transactions with Affiliates. Except as expressly permitted by this Agreement, the Borrower will not, nor will it permit any of its Subsidiaries to, directly or indirectly, make any investment in an Affiliate, transfer, sell, lease, assign or otherwise dispose of any property to an Affiliate, merge into or consolidate with or purchase or acquire property from an Affiliate or enter into any other transaction directly or indirectly with or for the benefit of an Affiliate (including, without limitation, guarantees and assumptions of obligations of an Affiliate); provided that:

(i)          any Affiliate who is an individual may serve as a director, officer or employee of the Borrower or any of its Subsidiaries and receive reasonable compensation for his or her services in such capacity;

(ii)          the Borrower and its Subsidiaries may enter into transactions with Affiliates if the monetary or business consideration arising therefrom would be substantially as advantageous to the Borrower and its Subsidiaries as the monetary or business consideration that would obtain in a comparable transaction with a Person not an Affiliate; and

(iii)          the foregoing provisions of this Section 5.02(c) shall not prohibit (x) the Borrower or any Subsidiary from declaring or paying any lawful dividend or other payment ratably in respect to all of its capital stock of the relevant class or (y) transactions between or among the Borrower and its Subsidiaries not involving any other Affiliates.

(d)          Change in Nature of Business. The Borrower will not make any material change in the nature of the business of the Borrower and its Subsidiaries taken as a whole as carried on at the date hereof.

(e)          Financial Covenants. The Borrower will not permit (i) the Interest Coverage Ratio as of the last day of any fiscal quarter of the Borrower to be less than 4.00:1.00 or (ii) the Leverage Ratio as of the last day of any fiscal quarter of the Borrower following the Closing Date to be greater than (1) 5.75:1.00 from the Closing Date until and including March 31, 2019, and (2) 5.25:1.00 thereafter.

(f)          Subsidiary Indebtedness. The Borrower will not permit any of its Subsidiaries (unless such Subsidiary has guaranteed the Obligations pursuant to a guarantee which is reasonably satisfactory to the Administrative Agent) to create, incur, assume or permit to exist any Debt, or become or remain liable (contingent or otherwise) to do any of the foregoing, except for the following:

(i)          Debt of any Subsidiary of the Borrower existing on the date hereof and listed on Schedule II and extensions, renewals and replacements of any such Debt; provided that such extending, renewal or replacement Debt (i) shall not be Debt of an obligor that was not an obligor with respect to the Debt being extended, renewed or replaced, (ii) shall not be in a principal amount that exceeds the principal amount of the Debt being extended, renewed or replaced (plus any accrued but unpaid interest and redemption premium payable by the terms of such Debt thereon and reasonable refinancing or renewal fees, costs and expenses), (iii) shall not have an earlier maturity date or shorter weighted average life than the Debt being extended, renewed or replaced and (iv) shall be subordinated to the Debt incurred hereunder on terms (if any) at least as favorable to the Lenders as the Debt being extended, renewed or replaced;

(ii)          guarantees by any Subsidiary of the Borrower of Debt of other Subsidiaries of the Borrower otherwise permitted under this Section 5.02(f);

(iii)          Debt owed by Subsidiaries of the Borrower to the Borrower or any of its Subsidiaries;

(iv)          Debt of any Receivables Subsidiary in connection with any Permitted Securitization;

(v)          Debt of any Subsidiary of the Borrower incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Debt assumed by any Subsidiary of the Borrower in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof; provided that such Debt is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement;

(vi)          Debt of any Subsidiary of the Borrower in respect of letters of credit issued on behalf of such Subsidiary in the ordinary course of business;

(vii)          Debt owed to any Person (including obligations in respect of letters of credit for the benefit of such Person) providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

(viii)          Debt arising from agreements of any Subsidiary of the Borrower providing for indemnification, adjustment of purchase or acquisition price or similar obligations, in each case, incurred or assumed in connection with any acquisition or the disposition of any business, assets or a Subsidiary of the Borrower not prohibited by this Agreement;

(ix)          Debt consisting of the financing of insurance premiums in the ordinary course of business;

(x)          Acquired Debt of Subsidiaries, so long as such Debt is not guaranteed by, or otherwise of recourse to, the Borrower;

(xi)          Debt arising from the honoring by a bank or financial institution of a check or similar instrument drawn against insufficient funds in the ordinary course of business, so long as such Debt is repaid within five Business Days;

(xii)          Debt of any Subsidiary in respect of performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees and similar obligations (other than in respect of other Debt for borrowed money), in each case provided in the ordinary course of business;

(xiii)          Debt of a Subsidiary in respect of non-speculative Swap Agreements relating to the business or operations of such Subsidiary;

(xiv)          any Debt arising as a result of short-term sale and repurchase transactions entered into by a Subsidiary on market terms and in respect of marketable securities held for investment purposes where the applicable Subsidiary enters into back to back, foreign exchange, swap or derivative transaction in the ordinary course of business; provided that the amount of such Debt doesn’t exceed the principal amount of the securities sold;

(xv)          Debt under local lines of credit and working capital facilities of Subsidiaries organized under the laws of jurisdictions other than the United States, any State thereof or the District of Columbia in an aggregate principal amount not exceeding $250,000,000 at any time outstanding; and

(xvi)          other Debt of the Subsidiaries in an aggregate principal amount not exceeding an amount equal to 10% of Consolidated Net Tangible Assets at any time outstanding.

ARTICLE VI
EVENTS OF DEFAULT

Section 6.01          Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a)          The Borrower shall fail to pay any principal of any Loan when the same becomes due and payable; or the Borrower shall fail to pay any interest on any Loan or any fee or other amount payable hereunder or under the Notes when due and such failure remains unremedied for three Business Days; or

(b)          Any representation or warranty made by the Borrower herein or by the Borrower (or any of its officers) in connection with this Agreement shall prove to have been incorrect in any material respect when made; or

(c)          (i) The Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(g)(iii) (solely with respect to the occurrence of an Event of Default), 5.01(h) or 5.02; (ii) the Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(g)(iii) (solely with respect to the occurrence of a Default) and such failure remains unremedied for five days after the Borrower has knowledge thereof, or (iii) the Borrower shall fail to perform or observe any other term or covenant of this Agreement on its part to be performed or observed, and such failure remains unremedied for 30 days after notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or

(d)          The Borrower or any of its Subsidiaries shall fail to pay any principal of or premium or interest on any other Debt of the Borrower or such Subsidiary which is outstanding in a principal amount of at least $200,000,000 in the aggregate when the same becomes due and payable (whether at scheduled maturity, by required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate the maturity of such Debt or, in the case of Debt of the Borrower or any of its Subsidiaries which is outstanding in a principal amount of at least $200,000,000 in the aggregate, to permit the holders (or the agent or other representative of such holders) to accelerate the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

(e)          The Borrower or any of its Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against the Borrower or any of its Subsidiaries, such proceeding shall remain undismissed or unstayed for a period of 60 days; or the Borrower or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

(f)          Any judgment or order for the payment of money in excess of $200,000,000 shall be rendered against the Borrower or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order and such proceedings shall not have been stayed or (ii) there shall be any period of 30 consecutive days during which such judgment or order shall remain unpaid and a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(g)          A Change in Control shall occur; or

(h)          The Borrower shall incur a liability to a Plan, a Multiemployer Plan or PBGC (or any combination of the foregoing) that would (either individually or in the aggregate) materially adversely affect the business, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries (taken as a whole); or

(i)          (i) At any time after its execution and delivery, any material provision of this Agreement or any other Loan Document ceases to be in full force and effect against the Borrower (other than as expressly permitted hereunder or by reason of the satisfaction in full of the obligations hereunder in accordance with the terms hereof) or shall be declared null and void or (ii) the Borrower shall contest the validity or enforceability of any Loan Document in writing or deny in writing that it has any further liability under any Loan Document to which it is a party;

then, and in any such event, the Administrative Agent shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, at any time following the Closing Date during which any Event of Default has occurred and is continuing, declare the Loans, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Loans, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, (A) the Commitments of each Lender shall automatically be terminated and (B) the Loans, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

ARTICLE VII
THE ADMINISTRATIVE AGENT

Section 7.01          Authorization and Authority. Each of the Lenders hereby irrevocably appoints the Administrative Agent to act on its behalf as the administrative agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article VII are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall not have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Document (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 7.02          Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 7.03          Exculpatory Provisions.  (a) The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder and thereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(i)          shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(ii)          shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii)          shall not, except as expressly set forth herein and in other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b)          The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 6.01 and 8.01), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent in writing by the Borrower or a Lender.

(c)          The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 7.04          Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 7.05          Indemnification. The Lenders severally agree to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower), ratably according to the respective principal amounts of the Loans then owed to them (or if no Loans are at the time outstanding, ratably according to the respective amounts of their Commitments), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Administrative Agent under this Agreement; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. Without limiting the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrower.

Section 7.06          Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the Commitments as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub agents.

Section 7.07          Resignation of Administrative Agent.

(a)          The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Majority Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Majority Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)          If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Majority Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Majority Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)          With effect from the Resignation Effective Date or the Removal Effective Date, as applicable, (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders hereunder, the retiring or removed Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Majority Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder, the provisions of this Article and Section 8.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

Section 7.08          Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any syndication agent, any documentation agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 7.09          [Reserved].

Section 7.10          Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)          to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and Loans of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.04, 2.11, 2.15, 7.05 and 8.04) allowed in such judicial proceeding; and

(b)          to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and Loans of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.11, 2.15, 7.05 and 8.04.

Section 7.11          Certain ERISA Matters.

(a)          Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:

(i)          such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans,  the Commitments or this Agreement;

(ii)          the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement;

(iii)          (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitment and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84¬14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement; or

(iv)          such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)          In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

ARTICLE VIII
MISCELLANEOUS

Section 8.01          Amendments, Etc.  No amendment or waiver of any provision of this Agreement nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by (a) all the Lenders, do any of the following: (i) waive any of the conditions specified in Section 3.01, (ii) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans, or the number of Lenders (including the definition of “Majority Lenders”), that shall be required for the Lenders or any of them to take any action hereunder or (iii) amend this Section 8.01; and (b) by each Lender directly affected thereby do any of the following: (i) increase (or postpone the date fixed for termination of) the Commitments of such Lender (it being understood that amendments or waivers of conditions precedent, representations, covenants, Defaults or Events of Default shall not constitute an increase in the Commitment of any Lender) or subject such Lender to any additional obligations, (ii) reduce the principal of, or rate of interest on, the Loans or any fees or other amounts payable hereunder, (iii) postpone the Maturity Date or any date fixed for any payment of principal of, or interest on, the Loans or any fees or other amounts payable hereunder or (iv) amend the pro rata provisions of Section 2.04 or Section 2.15; provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or any Note. This Agreement and any other Loan Documents constitute the entire agreement of the parties with respect to the subject matter hereof and thereof. Notwithstanding anything to the contrary contained in this Section 8.01, this Agreement may be amended, supplemented and waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment, supplement or waiver is delivered in order to cure any ambiguity, typographical error, defect or inconsistency so long as such amendment, supplement or waiver does not impose additional obligations on, or otherwise adversely affect the interests of, any Lender; provided that the Administrative Agent shall promptly give the Lenders a copy of any such amendment, supplement or waiver upon the execution thereof.

Section 8.02          Notices, Etc.

(a)          All notices and other communications provided for herein shall be in writing and shall be delivered by electronic transmission or by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

if to the Borrower, to:

Becton, Dickinson and Company
1 Becton Drive
Franklin Lakes, New Jersey 07417-1880
Attention: John E. Gallagher – Senior Vice President, Treasurer, and Chief Financial Officer, Medical Segment
Facsimile No.: (201) 847-5227
Telephone No.: (201) 847-7260)

if to the Administrative Agent, to:

Wells Fargo Bank, National Association
1525 West W.T. Harris Blvd
Mailcode D1109-019
Charlotte, North Carolina 28262
Attention: Syndication Agency Services
Telephone: (704) 590 2706
Facsimile: (704) 590 2790

if to a Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications, to the extent provided in (b) below, shall be effective as provided in said paragraph (b); provided that materials required to be delivered pursuant to Section 5.01(g)(i), (ii) or (iv) may be delivered to the Administrative Agent as specified in Section 5.01. All such notices and communications shall, when mailed or faxed (or transmitted by electronic other communication), be effective when deposited in the mail or fax (or transmitted by electronic communication), respectively, except that notices and communications to the Administrative Agent pursuant to Articles II or VII shall not be effective until received by the Administrative Agent.

(b)          Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including email and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)          Change of Address, etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(d)          Platform.

(i)          The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(ii)          The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrower pursuant to any Loan Document or the transactions contemplated herein which is distributed to the Administrative Agent or any Lender by means of electronic communications pursuant to this Section, including through the Platform.

Section 8.03          No Waiver; Remedies. No failure on the part of any Lender or the Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 8.04          Costs, Expenses and Indemnification.

(a)          The Borrower agrees to pay and reimburse within 30 days after demand all costs and expenses of the Administrative Agent in connection with the administration, modification and amendment (but not the preparation, execution and delivery) of this Agreement, the other Loan Documents and the other documents to be delivered hereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent with respect thereto and with respect to advising the Administrative Agent as to its rights and responsibilities under this Agreement and the other Loan Documents. The Borrower further agrees to pay on demand all costs and expenses, if any (including, without limitation, reasonable counsel fees and expenses of the Administrative Agent and each of the Lenders), incurred by the Administrative Agent or any Lender in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the other Loan Documents and the other documents to be delivered hereunder, including, without limitation, reasonable counsel fees and expenses in connection with the enforcement of rights under this Section 8.04(a).

(b)          The Borrower hereby indemnifies the Administrative Agent and each Lender and each of their respective Related Parties (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, fees and disbursements of counsel), joint or several, that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or relating to any investigation, litigation or proceeding or the preparation of any defense with respect thereto arising out of or in connection with or relating to this Agreement, the other Loan Documents or any use made or proposed to be made with the proceeds of the Loans, whether or not such investigation, litigation or proceeding is brought by the Borrower, any of its shareholders or creditors, an Indemnified Party or any other Person, or an Indemnified Party is otherwise a party thereto, and whether or not any of the conditions precedent set forth in Article III are satisfied or the other transactions contemplated by this Agreement are consummated, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted (i) from such Indemnified Party’s gross negligence or willful misconduct, (ii) from a breach of this Agreement by such Indemnified Party or (iii) from disputes among such Indemnified Parties other than any claims against the Administrative Agent in its capacity or in fulfilling its role as agent with respect to this Agreement and other than any claims arising out of any act or omission on the part of the Borrower or its Affiliates; provided that, any legal expenses shall be limited to one counsel for all Indemnified Parties taken as a whole and if reasonably necessary, a single local counsel for all Indemnified Parties taken as a whole in each relevant jurisdiction (which may be a single local counsel acting in multiple jurisdictions) and, solely in the case of an actual or perceived conflict of interest, one additional counsel in each relevant jurisdiction to each group of affected Indemnified Parties similarly situated taken as a whole.

The Borrower hereby further agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract, tort or otherwise) to the Borrower for or in connection with or relating to this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby or any use made or proposed to be made with the proceeds of the Loans or any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the transactions contemplated hereby, except to the extent direct damages (as opposed to special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings)) are found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct; provided that nothing in this paragraph shall be deemed to constitute a waiver of any claim the Borrower may have, or to exculpate any Person from any liability that such Person may have to the Borrower, for breach by such Person of its obligations under this Agreement. In no event shall any Indemnified Party have any liability to the Borrower or any other Person for any indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) in connection with or relating to this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby.

(c)          If any payment of principal of, or Conversion or Continuation of, any Eurodollar Rate Loan is made other than on the last day of an Interest Period for such Loan, as a result of acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason (other than a payment or Conversion pursuant to Section 2.12), or the Borrower fails (for a reason other than the failure of such Lender to make an Loan) to prepay, borrow, Continue or Convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower, the Borrower shall pay (subject to the last sentence of this Section 8.04(c)) to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses which it may reasonably incur as a result of such payment, Continuation, Conversion or failure to prepay, borrow, Continue or Convert, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Loan. The Borrower shall pay amounts owing to any Lender pursuant to this Section 8.04(c) within 30 days after receipt from such Lender of a certificate setting forth in reasonable detail the calculation of the amount such Lender is entitled to claim under this Section 8.04(c) (which certificate shall be conclusive and binding for all purposes, absent manifest error).

Section 8.05          Right of Set-off. Upon (i) the occurrence and during the continuance of any Event of Default under Section 6.01(a) or (ii) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Loans and Notes due and payable pursuant to the provisions of Section 6.01, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of the Borrower (all such deposits and other indebtedness being herein called “Obligations”) against any and all of the obligations of the Borrower now or hereafter existing under this Agreement and any Note held by such Lender, whether or not such Lender shall have made any demand under this Agreement or such Note and although the Obligations may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender agrees promptly to notify the Borrower after any such set-off and application made by such Lender or such Affiliate; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and its Affiliate under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such Lender or such Affiliate may have.

Section 8.06          Binding Effect. This Agreement shall become effective when the Effective Date shall have occurred, and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent, each Arranger and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of all of the Lenders.

Section 8.07          Assignments and Participations.

(a)          Successors and Assigns Generally. No Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)          Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that (in each case with respect to any Facility) any such assignment shall be subject to the following conditions:

(i)          Minimum Amounts.

(A)          in the case of an assignment of the entire remaining amount of the assigning Lender’s Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender, no minimum amount need be assigned; and

(B)          in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment or principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if a “Trade Date” is specified in the Assignment and Assumption, as of such Trade Date) shall not be less than $2,500,000 and increments of $1,000,000 in excess thereof, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)          Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.

(iii)          Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition, (A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender or an Affiliate of a Lender; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten Business Days after having received electronically, by hand or by overnight courier, at the notice address specified by the Borrower in Section 8.02, a written request for such consent and (B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments if such assignment is to a Person that is not a Lender or an Affiliate of such Lender.

(iv)          Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)          No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a Subsidiary thereof.

(vi)          No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).

(vii)          Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(viii)          Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.11 and 8.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c)          Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)          Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment, the Loans owing to it and the Note or Notes held by it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 7.05 with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (a) of the first proviso of Section 8.01 that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.11, 8.04(c) and 2.14 (subject to the requirements and limitations therein, including the requirements under Section 2.14 (it being understood that the documentation required under Section 2.14 shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 8.12 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.11 or 2.14, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 8.12 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.05 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.15 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non‑fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103‑1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)          Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 8.08          Governing Law; Submission to Jurisdiction.

(a)          Governing Law. This Agreement and the Notes and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any Note (except, as to any Note, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.

(b)          Jurisdiction. Each party hereto irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against any other party, or any Related Party of a party hereto in any way relating to this Agreement or any Note or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York sitting in New York County, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c)          Waiver of Venue. The Borrower irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any Note in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)          Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 8.02. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

Section 8.09          Severability. In case any provision in this Agreement or in any Note shall be held to be invalid, illegal or unenforceable, such provision shall be severable from the rest of this Agreement or such Note, as the case may be, and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 8.10          Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.
Section 8.11          Survival. The obligations of the Borrower under Sections 2.08, 2.11, 2.14 and 8.04, and the obligations of the Lenders under Section 7.05, shall survive the repayment of the Loans, the termination of the Commitments and the termination of this Agreement. In addition, each representation and warranty made, or deemed to be made by any Notice of Borrowing, herein or pursuant hereto shall survive the making of such representation and warranty, and no Lender shall be deemed to have waived, by reason of making any Loan, any Default or Event of Default that may arise by reason of such representation or warranty proving to have been false or misleading, notwithstanding that such Lender or the Administrative Agent may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time such extension of credit was made.

Section 8.12          Substitution of Lender. If (2) the obligation of any Lender to make, Continue or otherwise maintain Eurodollar Rate Loans has been suspended pursuant to Section 2.12, (3) any Lender has demanded compensation under Section 2.11 or 2.14, (4) any Lender shall fail to consent to an amendment or a waiver which pursuant to the terms of Section 8.01 requires the consent of all Lenders and with respect to which the Majority Lenders shall have granted their consent or (5) any Lender is a Defaulting Lender, the Borrower shall have the right, if no Default or Event of Default then exists, at the Borrower’s expense, to replace such Lender (the “Replaced Lender”) with one or more Eligible Assignee(s), (each, a “Replacement Lender”) acceptable to the Administrative Agent; provided that:

(i)          at the time of any replacement pursuant to this Section 8.12, the Replacement Lenders shall enter into one or more Assignment and Assumption Agreements, pursuant to which such Replacement Lenders shall acquire the Commitment or outstanding Loans of the Replaced Lender and, in connection therewith, shall pay to the Replaced Lender in respect thereof an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Replaced Lender, (B) an amount equal to all accrued and unpaid fees owing to the Replaced Lender and (C) an amount equal to the amount which would be payable by the Borrower to the Replaced Lender pursuant to Section 8.04(c) if the Borrower prepaid at the time of such replacement all of the Loans of such Replaced Lender outstanding at such time; and

(ii)          all obligations of the Borrower owing to the Replaced Lender (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid) shall be paid in full to such Replaced Lender concurrently with such replacement.

Upon (I) the execution of the respective Assignment and Assumption Agreements, (II) the payment of amounts referred to in clauses (i) and (ii) above and (III) if so requested by a Replacement Lender, delivery to such Replacement Lender of the appropriate Note or Notes executed by the Borrower, each Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder.

Section 8.13          Confidentiality. Each Lender agrees to hold all non-public information obtained pursuant to the provisions of this Agreement in accordance with its customary procedure for handling confidential information of this nature and in accordance with safe and sound banking practices; provided that nothing herein shall prevent any Lender from disclosing such information (i) to any other Lender or to the Administrative Agent, (ii) upon the order of any court or administrative agency or otherwise to the extent required by law, statute, rule, regulation or judicial process, (iii) to bank examiners or upon the request or demand of any other regulatory agency or authority, (iv) which had been publicly disclosed other than as a result of a disclosure by the Administrative Agent or any Lender prohibited by this Agreement, (v) in connection with any litigation to which any one or more of the Lenders or the Administrative Agent is a party, or in connection with the exercise of any remedy hereunder or under any Note, (vi) to such Lender’s or Administrative Agent’s Affiliates and their respective agents, advisors, third-party service providers, legal counsel and independent auditors and accountants and (vii) subject to provisions substantially similar to those contained in this Section, to (A) any actual or proposed participant or assignee (or any of its agents or professional advisors) or (B) any actual or prospective counterparty (or its advisors) to any securitization, swap or derivative transaction relating to the Borrower and its Subsidiaries or to any credit insurance provider relating to the Borrower and its obligations, and the obligations of the Borrower under this Agreement to the extent they relate to such securitization, swap or derivative transaction. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to Moody’s and S&P and other rating agencies and to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement and the other Loan Documents.

Section 8.14          No Fiduciary Relationship. The Administrative Agent, the syndication agents, the documentation agents, each Lender and their respective Affiliates may have economic interests that conflict with those of the Borrower and/or its Affiliates. The Borrower acknowledges that none of the Administrative Agent, any syndication agent, any documentation agent or any Lender (in their respective capacities as such) has any fiduciary relationship with, or fiduciary duty to, the Borrower arising out of or in connection with this Agreement or any of the Notes, and the relationship between the Administrative Agent and the Lenders (in such capacities), on the one hand, and the Borrower, on the other, in connection herewith or therewith is solely that of creditor and debtor. This Agreement does not create a joint venture among the parties.

Section 8.15          Patriot Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act.

Section 8.16          Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write‑down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)          the application of any Write‑Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)          the effects of any Bail‑in Action on any such liability, including, if applicable:

(i)          a reduction in full or in part or cancellation of any such liability;

(ii)          a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)          the variation of the terms of such liability in connection with the exercise of the write‑down and conversion powers of any EEA Resolution Authority.

“Bail‑In Action” means the exercise of any Write‑Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail‑In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail‑In Legislation Schedule.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EU Bail‑In Legislation Schedule” means the EU Bail‑In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Write‑Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write‑down and conversion powers of such EEA Resolution Authority from time to time under the Bail‑In Legislation for the applicable EEA Member Country, which write‑down and conversion powers are described in the EU Bail‑In Legislation Schedule.

Section 8.17          Waiver of Jury Trial. EACH OF THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BECTON, DICKINSON AND COMPANY

By	/s/ John E. Gallagher
Name:	John E. Gallagher
Ttle:	Senior Vice President, Treasurer, and Chief Financial Officer, Medical Segment

[Signature Page to Bi-Lat Term Loan Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent and a Lender

By:	/s/ Andrea S. Chen
Andrea S. Chen
Managing Director

[Signature Page to Bi-Lat Term Loan Agreement]

SCHEDULE I

Commitments

Lender	Commitment
Wells Fargo Bank, National Association	$750,000,000
Total	$750,000,000

SCHEDULE II

Subsidiary Indebtedness

($ Millions)

Subsidiary	Debt Instrument	Maturity	Amount
CareFusion Solutions LLC	Bank loan	May 2021	$24
C. R. Bard Inc.	Senior Note	December 2026	$13
Becton Dickinson Rowa Germany GmbH	Bank loans	September 2020	$3

EXHIBIT A

Form of Note

U.S. $          Dated [___], 201_

FOR VALUE RECEIVED, the undersigned, BECTON, DICKINSON AND COMPANY, a New Jersey corporation (the “Borrower”), HEREBY PROMISES TO PAY to of __________________ or its registered assigns (the “Lender”) for the account of its Applicable Lending Office (as defined in the Term Loan Agreement referred to below) on the Maturity Date (as defined in the Term Loan Agreement) the principal sum of U.S.$[amount of the Lender’s Commitment in figures] or, if less, the aggregate principal amount of the Loans (as defined below) made by the Lender to the Borrower pursuant to the Term Loan Agreement then outstanding.

The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Term Loan Agreement.

Both principal and interest in respect of each Loan are payable in lawful money of the United States of America to Wells Fargo Bank, National Association, as Administrative Agent (“Wells Fargo”), in same day funds. Each Loan made by the Lender to the Borrower pursuant to the Term Loan Agreement, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Promissory Note; provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Term Loan Agreement.

This Promissory Note is one of the Notes referred to in, and is entitled to the benefits of, the 364-Day Term Loan Agreement dated as of September 6, 2018 (the “Term Loan Agreement”) among the Borrower, the Lender and certain other banks parties thereto and Wells Fargo, as Administrative Agent for the Lender and such other banks. The Term Loan Agreement, among other things, (i) provides for the making of Loans (the “Loans”) by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the Dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Loan being evidenced by this Promissory Note and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

The Borrower hereby waives presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

This Promissory Note shall be governed by, and construed in accordance with, the law of the State of New York, United States.
Exhibit A-1

BECTON, DICKINSON AND COMPANY

By
Name:
Title:

Exhibit A-2

LOANS AND PAYMENTS OF PRINCIPAL

Date	Amount of Loan	Amount of Principal Paid or Prepaid	Unpaid of Principal Balance	Notation Made By

Exhibit A-3

EXHIBIT B

Form of Notice of Borrowing

Wells Fargo Bank, National Association as Administrative
Agent for the Lenders party
to the Term Loan Agreement
referred to below
1525 West W.T. Harris Blvd
Mailcode D1109-019
Charlotte, North Carolina  28262
Attention:  Syndication Agency Services

 [Date]

Ladies and Gentlemen:

The undersigned, Becton, Dickinson and Company, refers to the 364-Day Term Loan Agreement, dated as of September 6, 2018 (the “Term Loan Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, certain Lenders parties thereto and Wells Fargo Bank, National Association, as Administrative Agent for said Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Term Loan Agreement that the undersigned hereby requests a Borrowing under the Term Loan Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.02(a) of the Term Loan Agreement:

(i)	The Business Day of the Proposed Borrowing is __________ __, _____.[1]

(ii)	The Type of Loans comprising the Proposed Borrowing is [Base Rate Loans] [Eurodollar Rate Loans].

(iii)	The aggregate amount of the Proposed Borrowing is [$750,000,000.00].

(iv)	[The initial Interest Period for each Loan made as part of the Proposed Borrowing is ___________ month[s]].[2]

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

(A)
the representations and warranties contained in Section 4.01 of the Term Loan Agreement are true and correct in all material respects (except to the extent such representations and warranties are qualified with “materiality” or “Material Adverse Effect” or similar terms, in which case such representations and warranties are true and correct in all respects) on and as of the Closing Date, as though made on and as of the Closing Date; and

(B)
on and as of the Closing Date and before and after giving effect to the borrowing of Loans and to the application of the proceeds therefrom, no event has occurred and is continuing, or would result from such borrowing or from the application of the proceeds therefrom, which constitutes a Default or an Event of Default.

1Each Loan shall be made on notice, given not later than 3:00 P.M. (New York City time) on the third Business Day prior to the requested date of the proposed Loan (in case of a Loan consisting of Eurodollar Rate Loans), given not later than 11:00 A.M. (New York City time) on the requested Business Day of the proposed Loan (in the case of a Loan consisting of Base Rate Loans), by the Borrower to the Administrative Agent, which shall give to each Lender prompt notice thereof by fax (or transmission by other electronic communication).
2For Eurodollar Rate Loans only, Interest Periods can have a duration of one, two, three or six months.
Exhibit B-1

Very truly yours,

BECTON, DICKINSON AND COMPANY

By
Name:
Title:

Exhibit B-2

EXHIBIT C

Form of Assignment and Assumption

CUSIP Number:

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]3 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]4 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]5 hereunder are several and not joint.]6 Capitalized terms used but not defined herein shall have the meanings given to them in the Term Loan Agreement identified below (as amended, the “Term Loan Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Term Loan Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Term Loan Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the Term Loan Agreement (including without limitation any guarantees included in respect thereof), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Term Loan Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

3 For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language.  If the assignment is from multiple Assignors, choose the second bracketed language.
4 For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language.  If the assignment is from multiple Assignees, choose the second bracketed language.
5 Select as appropriate.
6 Include bracketed language if there are either multiple Assignors or multiple Assignees.
Exhibit C-1

1.	Assignor[s]:

2.	Assignee[s]:

Assignee is an [Affiliate] of [identify Lender]

3.	Borrower:	Becton, Dickinson and Company

4.	Administrative Agent:	Wells Fargo Bank, National Association, as the administrative agent under the Term Loan Agreement

5.	Term Loan Agreement:
The 364-Day Term Loan Agreement dated as of September 6, 2018, among Becton, Dickinson and Company, the Lenders parties thereto, Wells Fargo Bank, National Association, as Administrative Agent, and the other agents parties thereto

6.	Assigned Interest[s]:

Assignor[s][7]	Assignee[s][8]	Aggregate Amount of Loans for all Lenders[9]	Amount of Loans Assigned[10]	Percentage Assigned of Loans[11]	CUSIP Number
		$	$	%
		$	$	%
		$	$	%

[7.    Trade Date:                      ]

[Page break]

Effective Date: ____________ ____, 20___[TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

7 List each Assignor, as appropriate.
8 List each Assignee, as appropriate.
9 Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
10 Set forth, to at least 11 decimals, as a percentage of the Loans of all Lenders thereunder.
11 To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.
Exhibit C-2

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S][12]
[NAME OF ASSIGNOR]

By:
Title:

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE[S][13]
[NAME OF ASSIGNEE]

By:
Title:

[NAME OF ASSIGNEE]

By:
Title:

[Consented to and]14 Accepted:

[NAME OF ADMINISTRATIVE AGENT], as
Administrative Agent

By:
Title:

12Add additional signature blocks as needed.
13Add additional signature blocks as needed.
14To be added only if the consent of the Administrative Agent is required by the terms of the Term Loan Agreement.
Exhibit C-3

[Consented to:]15 Accepted:

[NAME OF RELEVANT PARTY]

By:
Title:

15 To be added only if the consent of the Borrower and/or other parties is required by the terms of the Term Loan Agreement.
Exhibit C-4

ANNEX 1

364-DAY TERM LOAN AGREEMENT

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.          Representations and Warranties.

1.1          Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is not a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Term Loan Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2          Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Term Loan Agreement, (ii) it meets all the requirements to be an assignee under Section 8.07 of the Term Loan Agreement (subject to such consents, if any, as may be required thereunder), (iii) from and after the Effective Date, it shall be bound by the provisions of the Term Loan Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Term Loan Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.01(g) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Term Loan Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.          Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor[s] and the Assignee[s] shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.
Exhibit C-5

3.          General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.
Exhibit C-6

EXHIBIT D-1

Form of U.S. Tax Compliance Certificate

[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the 364-Day Term Loan Agreement dated as of September 6, 2018 (as amended, supplemented or otherwise modified from time to time, the “Term Loan Agreement”), among Becton, Dickinson and Company, a New Jersey corporation, the Lenders parties thereto and Wells Fargo Bank, National Association, as Administrative Agent for the Lenders.

Pursuant to the provisions of Section 2.14 of the Term Loan Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loans(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Term Loan Agreement and used herein shall have the meanings given to them in the Term Loan Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: __________ __, 20[ ]
Exhibit D-1-1

EXHIBIT D-2-1

Form of U.S. Tax Compliance Certificate

[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the 364-Day Term Loan Agreement dated as of September 6, 2018 (as amended, supplemented or otherwise modified from time to time, the “Term Loan Agreement”), among Becton, Dickinson and Company, a New Jersey corporation, the Lenders parties thereto and Wells Fargo Bank, National Association, as Administrative Agent for the Lenders.

Pursuant to the provisions of Section 2.14 of the Term Loan Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Term Loan Agreement and used herein shall have the meanings given to them in the Term Loan Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: __________ __, 20[ ]
Exhibit D-2-1

EXHIBIT D-3-1

Form of U.S. Tax Compliance Certificate

[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the 364-Day Term Loan Agreement dated as of September 6, 2018 (as amended, supplemented or otherwise modified from time to time, the “Term Loan Agreement”), among Becton, Dickinson and Company, a New Jersey corporation, the Lenders parties thereto and Wells Fargo Bank, National Association, as Administrative Agent for the Lenders.

Pursuant to the provisions of Section 2.14 of the Term Loan Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN-E or W-8BEN, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN-E or W-8BEN, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Term Loan Agreement and used herein shall have the meanings given to them in the Term Loan Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: __________ __, 20[ ]
Exhibit D-3-1

EXHIBIT D-4-1

Form of U.S. Tax Compliance Certificate

[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the 364-Day Term Loan Agreement dated as of September 6, 2018 (as amended, supplemented or otherwise modified from time to time, the “Term Loan Agreement”), among Becton, Dickinson and Company, a New Jersey corporation, the Lenders parties thereto and Wells Fargo Bank, National Association, as Administrative Agent for the Lenders.

Pursuant to the provisions of Section 2.14 of the Term Loan Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Term Loan Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN-E or W-8BEN, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN-E or W-8BEN, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Term Loan Agreement and used herein shall have the meanings given to them in the Term Loan Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: __________ __, 20[ ]

Exhibit D-4-1